EXHIBIT 99.1

HMS REPORTS THIRD QUARTER 2019 FINANCIAL RESULTS

▪3Q'19 Total Revenue of $146.8 Million, (-4.8%) vs. 3Q'18; YTD'19 Total Revenue +4.6% vs. YTD'18
▪3Q'19 Net Income of $21.1 Million vs. $18.6 Million in 3Q'18; YTD'19 Net Income +223.6% vs. YTD'18
▪3Q'19 GAAP EPS of $0.24 Per Diluted Share vs. $0.22 per Diluted Share in 3Q'18
▪3Q'19 Adjusted EPS of $0.30 Per Diluted Share vs. $0.31 per Diluted Share in 3Q'18
▪3Q'19 Adjusted EBITDA of $38.8 Million, (-6.3%) vs. 3Q'18; YTD'19 Adjusted EBITDA +16.5% vs. YTD'18

IRVING, Texas – November 1, 2019 – HMS Holdings Corp. (Nasdaq: HMSY) today announced financial results for the third quarter ended September 30, 2019.
“HMS posted mixed results in the third quarter compared with last year, with lower revenue and operating earnings, but continued strong cash flow performance,” said Bill Lucia, Chairman and CEO. “Our business can experience quarterly ebbs and flows, as evidenced by our favorable revenue and earnings in the first two quarters this year. On an annual basis, we continue to experience top and bottom line growth, which is driven by our product innovation, application of new technologies and sales expansion.”
Third Quarter
Total revenue in the third quarter of 2019 was $146.8 million, compared to total revenue of $154.2 million in the prior year third quarter (-4.8%).
Coordination of Benefits (COB) revenue was $94.6 million in the third quarter of 2019 compared to $105.7 million in the prior year third quarter (-10.5%). Analytical Services revenue, which includes Payment Integrity (PI) and Population Health Management (PHM), was $52.2 million in the third quarter of 2019, compared to $48.5 million in the prior year third quarter (+7.6%).
PI revenue was $37.0 million in the third quarter of 2019, compared to $33.2 million in the prior year third quarter (+11.4%). PHM revenue was $15.2 million in the third quarter of 2019, compared to $15.3 million in the prior year third quarter (-0.7%).

Net income in the third quarter of 2019 was $21.1 million, or $0.24 per diluted share, compared to net income of $18.6 million, or $0.22 per diluted share, in the prior year third quarter. In the third quarter of 2019, net income included a net benefit of $0.06 per diluted share related to a gain on the sale of an investment (the "3Q 2019 Gain on Investment").

Adjusted EBITDA in the third quarter of 2019 was $38.8 million, which included a net benefit of $7.7 million related to the 3Q 2019 Gain on Investment, compared to $41.4 million in the prior year third quarter (-6.3%). Excluding the impact of the 3Q 2019 Gain on Investment, adjusted EBITDA in the third quarter of 2019 decreased 24.9% compared to the same period in the prior year.

Adjusted EPS in the third quarter of 2019 was $0.30 per diluted share, which included a net benefit of $0.06 per diluted share related to the 3Q 2019 Gain on Investment, compared to adjusted EPS of $0.31 per diluted share in the third quarter of 2018. Excluding the 3Q 2019 Gain on Investment, adjusted EPS in the third quarter of 2019 was $0.24 per diluted share.

Nine Months Ended
Total revenue for the nine months ended September 30, 2019 was $463.0 million, compared to $442.5 million in the prior year (+4.6%). For the nine months ended September 30, 2019, total revenue included $10.5 million from the 2Q 2019 Reserve Release. During the second quarter of 2019, the Company released its remaining contract related balances under its original Medicare RAC Contract (the “2Q 2019 Reserve Release”). For the nine months ended September 30, 2018, total revenue included $8.4 million from the Medicare RAC reserve release in the first quarter of 2018 (the "1Q 2018 Reserve Release"). Excluding the 2Q 2019 Reserve Release and the 1Q 2018 Reserve Release, (the "Reserve Releases"), total revenue increased 4.2% compared to the prior year.
COB revenue for the nine months ended September 30, 2019 was $305.6 million, compared to $298.2 million in the prior year (+2.5%). Analytical Services revenue, which includes PI and PHM, was $157.4 million for the nine months ended September 30, 2019, compared to $144.3 million in the prior year (+9.1%). For the nine months ended September 30, 2019, Analytical Services revenue included $10.5 million from the 2Q 2019 Reserve Release. For the nine months ended September 30, 2018, Analytical Services revenue included $8.4 million from the 1Q 2018 Reserve Release. Excluding the Reserve Releases, Analytical Services revenue increased 8.1% from the prior year.
Excluding the Reserve Releases, PI revenue for the nine months ended September 30, 2019 was $103.4 million, compared to $94.8 million in the prior year (+9.1%). PHM revenue for the nine months ended September 30, 2019 was $43.5 million, compared to $41.1 million in the prior year (+5.8%).
Net income for the nine months ended September 30, 2019 was $69.9 million, or $0.77 per diluted share, compared to $21.6 million, or $0.25 per diluted share, in the prior year. In the nine months ended September 30, 2019, net income included $0.07 per diluted share related to the 2Q 2019 Reserve Release, net benefit of $0.06 per diluted share related to the 3Q 2019 Gain on Investment, and tax benefits recorded in the first quarter totaling $0.07 per diluted share. For the nine months ended September 30, 2018, net income included a net benefit of $0.05 per diluted share related to the 1Q 2018 Reserve Release and included an expense of $20.0 million relating to the settlement of litigation in connection with an acquisition the Company completed in 2010 (the "Settlement Expense").

Adjusted EBITDA for the nine months ended September 30, 2019 was $135.5 million, including a net benefit of $8.2 million related to the 2Q 2019 Reserve Release and $7.7 million related to the 3Q 2019 Gain on Investment, compared to $116.3 million in the prior year (+16.5%), including a net benefit of $6.3 million related to the 1Q 2018 Reserve Release. Excluding those benefits, Adjusted EBITDA increased 8.7% compared to the prior year.

Adjusted EPS for the nine months ended September 30, 2019 was $1.02 per diluted share, including $0.07 per diluted share related to the 2Q 2019 Reserve Release, $0.06 per diluted share related to the 3Q 2019 Gain on Investment, and tax benefits recorded in the first quarter totaling $0.07 per diluted share. Adjusted EPS was $0.79 per diluted share in the comparable prior year period, including a net benefit of $0.05 related to the 1Q 2018 Reserve Release. Excluding the 2Q 2019 Reserve Release, the 3Q 2019 Gain on Investment and discrete tax item in 2019 and the 1Q 2018 Reserve Release, adjusted EPS for the first nine months of 2019 was $0.82 per diluted share, compared to $0.74 per diluted share in the prior year (+10.8%).
Cash Flow and Capital Resources
Net cash provided by operating activities for the nine months ended September 30, 2019 was $112.9 million compared to $55.5 million in the first nine months of 2018 (+103.4%). Capital expenditures were $16.6 million for the nine months ended September 30, 2019, compared to $19.4 million (-14.4%) in the comparable prior year period.

During the third quarter of 2019, the Company acquired VitreosHealth, a privately-held company that offers predictive and prescriptive health insights for population risk models. HMS acquired VitreosHealth for approximately $36.6 million, which was funded with cash on hand.
The Company's balance sheet at September 30, 2019 included $280.6 million of cash and cash equivalents and $240.0 million in outstanding bank debt, compared to cash and cash equivalents of $124.3 million and outstanding bank debt of $240.0 million at September 30, 2018.
Share Repurchase Program
The Company's Board of Directors has authorized the repurchase of up to $50 million of the Company's common stock, on a discretionary basis, for a period of up to two years. The new authorization replaces a program that expires in November 2019.
Financial Guidance
The Company updated its full year 2019 financial guidance, as follows:

Financial Guidance for Full Year 2019
(in millions)	Current Guidance	Y - Y % Change		Prior Guidance
Total Revenue	$ 630 - 640	5.4 - 7.0%	[1]	$ 650 - 660
Net Income	$ 89 - 94	61.8 - 70.9%	[2]	$ 85 - 90
Adjusted EBITDA	$ 182 - 187	12.3 - 15.4%	[3]	$ 185 - 190

(1) Estimated full-year 2019 and actual full-year 2018 revenue includes $10.5 million and $8.4 million respectively, related to the Reserve Releases. Including the Reserve Releases, total revenue growth is expected to be 5.4 - 7.0% in 2019.  Excluding the Reserve Releases, total revenue growth is expected to be 5.1 - 6.8% in 2019.

(2) Estimated full-year 2019 net income includes $6.0 million related to the 2Q 2019 Reserve Release and $5.6 million related to the 3Q' 2019 Gain on Investment. Actual full-year 2018 net income included $4.3 million related to the 1Q 2018 Reserve Release. Including the Reserve Releases and 3Q 2019 Gain on Investment, net income growth is expected to be 61.8 - 70.9% in 2019.  Excluding the Reserve Releases and 3Q 2019 Gain on Investment, net income growth is expected to be 57.1 - 67.3% in 2019.

(3) Estimated full-year 2019 adjusted EBITDA includes $8.2 million related to the 2Q 2019 Reserve Release and $7.7 million related to the 3Q 2019 Gain on Investment. Actual full-year 2018 adjusted EBITDA includes $6.3 million related to the 1Q 2018 Reserve Release. Including the Reserve Releases and 3Q 2019 Gain on Investment, adjusted EBITDA growth is expected to be 12.3 - 15.4% in 2019.  Excluding the Reserve Releases and 3Q 2019 Gain on Investment, adjusted EBITDA growth is expected to be 6.4 - 9.6% in 2019.
Key considerations underlying the Company's revised full year 2019 financial guidance include:
•Depreciation and amortization of approximately $43 million
•Stock-based compensation expense of approximately $22 million
•Net interest expense of approximately $8 million
•Capital expenditures of approximately $30 million
Webcast and Conference Call Information
HMS will report its preliminary third quarter 2019 financial and operating results via webcast at 7:30 AM CT / 8:30 AM ET on Friday, November 1, 2019. The webcast will include discussion of HMS developments, forward-looking statements and other material information about business and financial matters. The webcast can be accessed via phone at 877-303–7208 (224-357–2389 for international participants), or on the HMS Investor Relations website at http://investor.hms.com/events-and-presentations. The webcast will be archived and available for replay at http://investor.hms.com/events-and-presentations. This press release and the financial statements contained herein are also available on the HMS Investor Relations website at http://investor.hms.com/press-releases.

About HMS
HMS advances the healthcare system by helping healthcare organizations reduce costs and improve health outcomes. Through our industry-leading technology, analytics and engagement solutions, we save billions of dollars annually while helping consumers lead healthier lives. HMS provides a broad range of coordination of benefits, payment integrity and population health management solutions that help move the healthcare system forward. Visit us at www.hms.com and follow us on Twitter at @HMSHealthcare.

Trademarks
HMS and the HMS logo are registered trademarks of HMS Holdings Corp. and/or its affiliates. Other names may be trademarks of their respective owners.
Non-GAAP Financial Measures
The Company reports and discusses its operating results using financial measures consistent with accounting principles generally accepted in the United States ("GAAP"). From time to time, in press releases, financial presentations, earnings conference calls or otherwise, the Company may disclose certain non-GAAP financial measures. The non-GAAP financial measures presented in this press release should not be viewed as alternatives or substitutes for the Company's reported GAAP results. A reconciliation to the most directly comparable GAAP financial measure is set forth in the tables that accompany this release.
The Company believes that the non-GAAP financial measures presented in this press release are relevant and provide useful information to the Company's management, investors, and other interested parties about the Company's operating performance because the measures allow them to understand and compare the Company's actual and expected operating results during the prior, current and future periods in a more consistent manner. The non-GAAP measures presented in this press release may not be comparable to similarly titled measures used by other companies. These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP and reflect an additional way of viewing aspects of the Company's operations that, when viewed with GAAP results and the accompanying reconciliations to corresponding GAAP financial measures, provides a more complete understanding of the results of operations and trends affecting the Company's business. These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to financial measures calculated in accordance with GAAP.
Safe Harbor Statement
The financial results in this press release reflect preliminary, unaudited results, which are not final until the Company’s Form 10-Q is filed. This press release contains "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Such statements relate to our current expectations, projections and assumptions about our business, the economy and future events or conditions. They do not relate strictly to historical or current facts. Forward‐looking statements can be identified by words such as “aims,” “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “future,” “intends,” “likely,” “may,” “outlook,” “plans,” “potential,” “projects,” “seeks,” “strategy,” “targets,” “trends,” “will,” “would,” “could,” “should,” and similar expressions and references to guidance, although some forward-looking statements may be expressed differently. In particular, these include statements relating to future actions, including potential future share repurchases, business plans, objectives and prospects, future operating or financial performance and projections, including our updated full year guidance for 2019. Factors or events that could cause actual results to differ may emerge from time to time and are difficult to predict. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results may differ materially from past results and those anticipated, estimated or projected. We caution you not to place undue reliance upon any of these forward-looking statements.

Factors that could cause or contribute to such differences, include, but are not limited to: our ability to execute our business plans and growth strategy; our ability to innovate, develop or implement new or enhanced solutions or services; the nature of investment, acquisition and strategic relationship opportunities we are pursuing, and the successful execution of such investments, acquisitions and strategic relationships; our ability to successfully integrate acquired businesses and realize synergies; significant competition for our solutions and services; variations in our results of operations; our ability to accurately forecast the revenue under our contracts and solutions; our ability to protect our systems from damage, interruption or breach, and to maintain effective information and technology systems and networks; our ability to protect our intellectual property rights, proprietary technology, information processes, and know-how; our failure to maintain a high level of customer retention or the unexpected reduction in scope or termination of key contracts with major customers; customer dissatisfaction or our non-compliance with contractual provisions or regulatory requirements; our failure to meet performance standards triggering significant costs or liabilities under our contracts; our inability to manage our relationships with data sources and suppliers; our reliance on subcontractors and other third party providers and parties to perform services; our ability to continue to secure contracts and favorable contract terms through the competitive bidding process; pending or threatened litigation; unfavorable outcomes in legal proceedings; our success in attracting and retaining qualified employees and members of our management team; our ability to generate sufficient cash to cover our interest and principal payments under our credit facility; unexpected changes in tax laws, regulations or guidance and unexpected changes in our effective tax rate; unanticipated increases in the number or amount of claims for which we are self-insured; accounting changes or revisions; political, economic and foreign exchange conditions and other risks relating to our international operations; changes in the healthcare environment or healthcare financing system, including regulatory, budgetary or political actions that affect healthcare spending or the practices and operations of healthcare organizations; our failure to comply with applicable laws and regulations governing individual privacy and information security or to protect such information from theft and misuse; our ability to comply with current and future legal and regulatory requirements; negative results of government or customer reviews, audits or investigations; state or federal limitations related to outsourcing of certain government programs or functions; restrictions on bidding or performing certain work due to perceived conflicts of interests; the market price of our common stock and lack of dividend payments; anti-takeover provisions in our corporate governance documents; and other factors, risks and uncertainties described in our most recent Annual Report on Form 10-K and in our other filings with the Securities and Exchange Commission. Any forward-looking statements are made as of the date of this press release. Except as may be required by law, we disclaim any obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact:	Media Contact:
Robert Borchert	Lacey Hautzinger
SVP, Investor Relations	Sr. Director, External Communications
robert.borchert@hms.com	lacey.hautzinger@hms.com
469-284-2140	469-284-7240

HMS HOLDINGS CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Revenue	$146,815	$154,246	$462,950	$442,462
Cost of services:
Compensation	56,258	58,188	172,033	169,455
Direct project and other operating expenses	22,751	19,228	63,693	53,835
Information technology	14,207	12,979	39,627	39,482
Occupancy	4,144	3,500	12,275	11,897
Amortization of acquisition related software and intangible assets	4,158	7,942	12,490	25,695
Total cost of services	101,518	101,837	300,118	300,364
Selling, general and administrative expenses	28,232	28,178	85,514	86,708
Settlement expense	—	—	—	20,000
Total operating expenses	129,750	130,015	385,632	407,072
Operating income	17,065	24,231	77,318	35,390
Interest expense	(2,677)	(2,880)	(8,379)	(8,562)
Interest income	1,210	292	3,291	600
Other income	7,697	—	7,697	—
Income before income taxes	23,295	21,643	79,927	27,428
Income taxes	2,159	3,069	10,049	5,830
Net income	$21,136	$18,574	$69,878	$21,598

Basic income per common share:
Net income per common share -- basic	0.24	0.22	0.79	0.26
Diluted income per common share:
Net income per common share -- diluted	0.24	0.22	0.77	0.25
Weighted average shares:
Basic	86,324	83,509	88,190	83,373
Diluted	88,324	85,144	90,441	85,241

HMS HOLDINGS CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	September 30, 2019	December 31, 2018
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$280,596	$178,946
Accounts receivable, net of allowance of $16,316 and $13,683, at September 30, 2019 and December 31, 2018, respectively	197,455	206,772
Prepaid expenses	20,035	19,970
Income tax receivable	8,891	18,817
Deferred financing costs, net	564	564
Other current assets	202	240
Total current assets	507,743	425,309
Property and equipment, net	84,028	94,435
Goodwill	517,460	487,617
Intangible assets, net	66,131	67,140
Operating lease right-of-use assets	18,351	—
Deferred financing costs, net	1,250	1,673
Other assets	2,100	2,344
Total assets	$1,197,063	$1,078,518

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable, accrued expenses and other liabilities	$73,434	$74,902
Liability for appeals	2,554	21,723
Total current liabilities	75,988	96,625
Long-term liabilities:
Revolving credit facility	240,000	240,000
Operating lease liabilities	16,269	—
Net deferred tax liabilities	24,280	18,485
Other liabilities	6,332	10,012
Total long-term liabilities	286,881	268,497
Total liabilities	362,869	365,122
Commitments and contingencies
Shareholders' equity:
Preferred stock -- $0.01 par value; 5,000,000 shares authorized; none issued	—	—
Common stock -- $0.01 par value; 175,000,000 shares authorized;101,756,679 shares issued and 88,092,640 shares outstanding at September 30, 2019; 98,924,501 shares issued and 85,261,664 shares outstanding at December 31, 2018	1,018	989
Capital in excess of par value	476,639	425,748
Retained earnings	492,113	422,235
Treasury stock, at cost: 13,663,194 shares at September 30, 2019 and December 31, 2018	(135,576)	(135,576)
Total shareholders' equity	834,194	713,396
Total liabilities and shareholders' equity	$1,197,063	$1,078,518

HMS HOLDINGS CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS
(in thousands)
(unaudited)

	Nine Months Ended September 30,
	2019	2018
Operating activities:
Net income	$69,878	$21,598
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property, equipment and software	24,719	24,331
Amortization of intangible assets	7,009	18,889
Amortization of deferred financing costs	423	423
Gain on sale of cost basis investment	(7,697)	—
Stock-based compensation expense	18,715	17,645
Deferred income taxes	6,327	(7,582)
Noncash lease expense	2,955	—
Change in fair value of contingent consideration	—	(35)
Release of estimated liability for appeals, net	(10,478)	(8,436)
Changes in operating assets and liabilities:
Accounts receivable	508	(13,038)
Prepaid expenses and other current assets	72	285
Other assets	(1,746)	(66)
Income taxes receivable	9,926	(2,705)
Accounts payable, accrued expenses and other liabilities	(3,976)	4,394
Operating lease liabilities	(3,927)	—
Liability for appeals	211	(167)
Net cash provided by operating activities	112,919	55,536
Investing activities:
Acquisition of a business, net of cash acquired	(36,554)	—
Proceeds from sale of cost basis investment	9,776	—
Purchases of property and equipment	(5,840)	(4,333)
Investment in capitalized software	(10,763)	(15,100)
Net cash used in investing activities	(43,381)	(19,433)
Financing activities:
Proceeds from exercise of stock options	39,175	13,633
Payments of tax withholdings on behalf of employees for net-share settlements	(6,970)	(2,797)
Payments on capital lease obligations	(93)	—
Purchases of treasury stock	—	(5,955)
Net cash provided by financing activities	32,112	4,881
Net increase in cash and cash equivalents	101,650	40,984
Cash and Cash Equivalents
Cash and cash equivalents at beginning of year	178,946	83,313
Cash and cash equivalents at end of period	$280,596	$124,297

Supplemental disclosure of cash flow information:
Cash (refunds received)/paid for income taxes, net of refunds	$(5,303)	$15,501
Cash paid for interest	$8,118	$7,769

Supplemental disclosure of non-cash activities:
Change in balance of accrued property and equipment purchases	$2,291	$538

HMS HOLDINGS CORP. AND SUBSIDIARIES
(unaudited)

Reconciliation of Net Income to EBITDA and Adjusted EBITDA

	Three Months Ended
(in thousands, except percentages)	September 30, 2019	September 30, 2018
Net income	$21,136	$18,574

Net interest expense	1,467	2,588
Income taxes	2,159	3,069
Depreciation and amortization of property and equipment and intangible assets	11,062	13,688
Earnings before interest, taxes, depreciation and amortization (EBITDA)	35,824	37,919
Stock-based compensation expense	2,934	3,437
Adjusted EBITDA	$38,758	$41,356
% of Revenue	26.4%	26.8%
Adjusted EBITDA, excluding 3Q 2019 Gain on Investment	$31,058	$41,356
% of Revenue	21.2%	26.8%

	Nine Months Ended
(in thousands, except percentages)	September 30, 2019	September 30, 2018
Net income	$69,878	$21,598

Net interest expense	5,088	$7,962
Income taxes	10,049	$5,830
Depreciation and amortization of property and equipment and intangible assets	31,728	43,220
Earnings before interest, taxes, depreciation and amortization (EBITDA)	116,743	78,610
Stock-based compensation expense	18,715	17,645
Settlement Expense	—	20,000
Adjusted EBITDA	$135,458	$116,255
% of Revenue	29.3%	26.3%
Adjusted EBITDA, excluding Reserve Releases and 3Q 2019 Gain on Investment	$119,558	$109,955
% of Revenue	26.4%	25.3%

HMS HOLDINGS CORP. AND SUBSIDIARIES
(unaudited)

Reconciliation of Net Income to GAAP EPS (Diluted) and Adjusted EPS (Diluted)

	Three Months Ended
(in thousands, except per share amounts)	September 30, 2019	September 30, 2018
Net income	$21,136	$18,574

Stock-based compensation expense	2,934	3,437
Amortization of acquisition related software and intangible assets	4,158	7,942
Income tax related to adjustments¹	(1,936)	(3,186)

Adjusted net income	$26,292	$26,767

Weighted average common shares, diluted	88,324	85,144

Diluted GAAP EPS²	$0.24	$0.22
Diluted adjusted EPS²	$0.30	$0.31

3Q 2019 Gain on Investment³	$0.06	$—
Diluted adjusted EPS excluding 3Q Gain on Investment	$0.24	$0.31

	Nine Months Ended
(in thousands, except per share amounts)	September 30, 2019	September 30, 2018
Net income	$69,878	$21,598

Stock-based compensation expense	18,715	17,645
Settlement expense	—	20,000
Amortization of acquisition related software and intangible assets	12,490	25,695
Income tax related to adjustments¹	(8,519)	(17,735)

Adjusted net income	$92,564	$67,203

Weighted average common shares, diluted	90,441	85,241

Diluted GAAP EPS²	$0.77	$0.25
Diluted adjusted EPS²	$1.02	$0.79

Discrete tax benefits	$0.07	$—
Reserve Releases benefit³	$0.07	$0.05
3Q 2019 Gain on Investment³	$0.06	$—
Diluted adjusted EPS excluding Reserve Releases, 3Q Gain on Investment, and discrete tax benefits	$0.82	$0.74

(1) Tax effect of adjustments is computed as the pre-tax effect of the adjustments multiplied by the adjusted annual effective tax rate at period end.

(2) Diluted GAAP EPS and Diluted Adjusted EPS included (i) discrete tax benefits of $0.07 per diluted share primarily related to the exercise of employee stock options and $0.07 per diluted share related to the Reserve Releases benefit for the nine months ended September 30, 2019. (ii) a $0.06 per diluted share benefit related to the 3Q 2019 Gain on Investment benefit for the three and nine months ended September 30, 2019 and $0.05 per diluted share related to the Reserve Releases benefit for the nine months ended September 30, 2018.

(3) The Reserve Releases benefit of $0.07 per diluted share for the nine months ended September 30, 2019 is net of income tax of approximately $0.03 per diluted share and the 3Q 2019 Gain on Investment benefit of $0.06 per diluted share for the three and nine months ended September 30, 2019 is net of income tax of approximately $0.02 per diluted share. The Reserve Releases benefit of $0.05 per diluted share for the nine months ended September 30, 2018 is net of income tax of approximately $0.02 per diluted share.

HMS HOLDINGS CORP. AND SUBSIDIARIES
(unaudited)

Reconciliation of Net Income to EBITDA and Adjusted EBITDA (Trailing twelve months)

	Trailing Twelve Months Ended
(in thousands)	September 30, 2019	September 30, 2018
Net income	$103,269	$47,321

Net interest expense	7,348	11,006
Income taxes	2,247	(3,671)
Depreciation and amortization of property and equipment and intangible assets	46,104	56,744
Earnings before interest, taxes, depreciation and amortization (EBITDA)	158,968	111,400
Stock-based compensation expense	22,577	25,027
Settlement expense	—	20,000
Adjusted EBITDA	$181,545	$156,427

Reconciliation of Total Debt to Net Leverage Ratio

(in thousands, except ratios)	September 30, 2019	September 30, 2018
Total Debt (revolving credit facility)	$240,000	$240,000
Cash and cash equivalents	(280,596)	(124,297)
Total net debt⁴	$(40,596)	$115,703

Net income⁵	$103,269	$47,321
Adjusted EBITDA⁶	$181,545	$156,427
Net leverage ratio⁷	(0.22)	0.74

(4) Total Debt consists of the outstanding principal under our senior secured revolving credit facility
(5) Trailing twelve months Net income
(6) Trailing twelve months Adjusted EBITDA
(7) The Company's net leverage ratio is calculated by dividing total net debt by trailing twelve months' Adjusted EBITDA

HMS HOLDINGS CORP. AND SUBSIDIARIES
(unaudited)

Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow

	Three Months Ended
(In thousands)	September 30, 2019	September 30, 2018
Net cash provided by operating activities	$34,793	$31,845
Purchases of property and equipment	(4,895)	(1,878)
Investment in capitalized software	(3,298)	(4,927)

Non-GAAP free cash flow	$26,600	$25,040

The Company believes that the non-GAAP free cash flow financial measures presented in this press release provide useful information regarding how much cash flow is available, after purchases of property and equipment and investment in capitalized software, to be used for working capital needs or for other opportunities. It should not be inferred that the entire non-GAAP free cash flow amount is available for discretionary expenditures. These non-GAAP measures may not be comparable to similarly titled measures used by other companies.

Reconciliation of Revised Financial Guidance for Full Year 2019 Net Income to Projected 2019 EBITDA and Adjusted EBITDA

	Twelve Months Ended December 31, 2019
	Estimated Range
	Current Guidance		Prior Guidance
(unaudited; in millions)	Low	High	Low	High
Net Income	$89	$94	$85	$90

Net interest expense	$8	$8	$10	$10
Income taxes	$20	$20	$24	$24
Depreciation and amortization of property and equipment and intangible assets	$43	$43	$44	$44
Earnings before interest, taxes, depreciation and amortization (EBITDA)	$160	$165	$163	$168
Stock-based compensation expense	$22	$22	$22	$22
Adjusted EBITDA	$182	$187	$185	$190